EXHIBIT 3.4


      CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
  (Pursuant to NRS 78.385 and 78.390. After Issuance of Stock)

                            Filed by:

                 REMOTE UTILITIES NETWORK, INC.

We, the undersigned, David Phan and Thomas J. Charlton, President and Assistant Secretary, respectively, of Remote Utilities
Network, Inc. (the "Corporation"), do hereby certify that:

     1. The original articles were filed with the Office of the Secretary of State on January 22, 1996.

     2. As of the date of this certificate, 9,290,000 shares of voting common stock of the corporation are issued and outstanding.

     3. Pursuant to the Annual Meeting of the Shareholders held on July 10, 2001, in which (a) 8,310,250 shares, representing 89.5% of the outstanding voting shares, approved the action taken by the Board of Directors to change the Corporation's name; (b) 8,310,250 shares, representing 89.5% of the outstanding voting shares, approved the action taken by the Board of Directors to increase the authorized common stock of the Corporation; and (c) 8,199,500 shares, representing 88.3% of the outstanding voting shares, approved the action taken by the Board of Directors to increase the authorized preferred stock of the Corporation, the Corporation hereby adopts the following amendments to the Articles of Incorporation of this Corporation:

     Article I, Name, is hereby amended in its entirety to read as follows:

          The name of the Corporation is Runcorp Inc.

     Paragraph 1 of Article IV, Capital Stock, is hereby amended in its entirety to read as follows:

               1.   Number of Shares.  The aggregate number
          of capital stock shares which the Corporation shall have authority to issue is Two Hundred Seventy-Five Million (275,000,000) shares, of which Two Hundred Fifty Million (250,000,000) shall be common stock, $.001 par value, and Twenty-Five Million (25,000,000) shall be preferred stock, $.001 par value.

     Paragraphs 2 through 6, inclusive, of Article IV shall remain the same.

Dated:  July 11, 2001.

                              /s/ David Phan
                              David Phan, President


                              /s/ Thomas J. Charlton
                              Thomas J. Charlton, Assistant
                              Secretary